Exhibit 99.1

FOR IMMEDIATE RELEASE January 3, 2006	CONTACT:	Media Inquiries: Dorothy Brown Smith Vice President Corporate Communication (717) 396-5696 Investor Inquiries: Beth Riley Director Investor Relations (717) 396-6354

ARMSTRONG ANNOUNCES COURT OF APPEALS DECISION

LANCASTER, PA January 3, 2006 -- Armstrong Holdings, Inc. (OTCBB: ACKHQ) today announced that on December 29, 2005, the United States Court of Appeals for the Third Circuit filed its decision upholding the U.S. District Court’s denial of confirmation of Armstrong World Industries’ (“AWI”) Plan of Reorganization (“POR”). The decisions of both courts are available at armstrongplan.com. AWI had appealed the District Court’s determination that, under the facts of this case, the distribution of warrants to current Armstrong stockholders under the POR was not permissible.

AWI is considering its next steps. AWI has been investigating other options to resolve this Chapter 11 case with the representatives of its creditor groups. AWI is unable to predict when it will emerge from Chapter 11, what payouts its major classes of creditors will receive, or whether Armstrong’s existing shareholders will receive any recovery from the case.

As previously disclosed, AWI continues to monitor proposed reform legislation in Congress addressing asbestos personal injury claims, which could substantially effect AWI’s liabilities, if enacted.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 14,900 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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